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                                                                    Exhibit 10.5

                             CASCADE MICROTECH, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:                   CASCADE MICROTECH, INC. ("COMPANY")
                           2430 N.W. 206th Avenue
                           Beaverton, Oregon 97006

                           CRAIG M. SWANSON ("EXECUTIVE")
                           17580 Tree Top Way
                           Lake Oswego, Oregon 97034

DATE:                      October 11, 1999


                                     RECITAL

         Company wishes to obtain the services of Executive for the term of this Agreement, and Executive wishes to provide his services for such period, all upon the terms and conditions set out in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         1.1 "BASE SALARY" shall mean regular cash compensation paid to Executive on a periodic basis exclusive of benefit, bonuses or incentive payments.

         1.2      "BOARD" shall mean the Board of Directors of Cascade
Microtech, Inc.

         1.3 "DISABILITY" shall mean, as reasonably determined by the Board after consultation with a qualified physician selected by the Board, the inability of Executive to perform, with reasonable accommodation, an essential function of his position under this


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Agreement because of physical or mental incapacity for a period of three (3)
months, and the determination that such inability is likely to continue for at least two (2) additional months. Executive shall cooperate in any physical examination and shall produce such medical records as may assist the Board in making a determination regarding disability.

         1.4 "COMPANY" shall mean Cascade Microtech, Inc., and, any successor in interest by way of consolidation, operation of law, merger or otherwise.

                                   ARTICLE 2.
                           EMPLOYMENT, DUTIES AND TERM

         2.1 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive in the positions of (a) Vice President, Finance and (b) Chief Financial Officer, and Executive accepts such employment.

         2.2 DUTIES. Executive shall devote his full-time and best efforts to Company and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned him by the Chief Executive Officer. As part of his duties, Executive shall comply with Company's policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

         2.3 TERM. This Agreement shall remain in effect until the earlier of: (i) termination pursuant to Article 4 or Article 6 of this Agreement or,
(ii) two (2) years from the date of this Agreement.

                                   ARTICLE 3.
                                  COMPENSATION

         3.1 BASE SALARY. For all services rendered under this Agreement, Company shall pay Executive an initial annual Base Salary of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000). If Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term. All amounts payable to Executive under this Agreement, whether by way of Base Salary, bonus, severance or otherwise, shall be reduced by such amounts as are required to be withheld by law.

         3.2 SIGNING BONUS. Company shall pay Executive a signing bonus of $32,000 payable on the first regular payroll date following Executive's first day of employment with Company. If Executive's employment with Company terminates for any reason prior to the first anniversary of this Agreement, Executive shall promptly, but in no event later than 90 days following such termination, repay the entire signing bonus to Company.

         3.3 BONUS AND INCENTIVE. Beginning in fiscal year 2000, Executive shall be eligible to participate in any Executive Bonus Plan that is generally applicable to comparable executives


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of Company. Executive's target bonus for fiscal year 2000 shall be 40% of
Executive's Base Salary. Notwithstanding any other provision of this Agreement, Company shall have the right to alter, amend or eliminate all or any part of the Executive Bonus Plan, without compensation to Executive.

         3.4 STOCK OPTIONS. Subject to approval by the Board, Company shall grant Executive options to purchase up to 120,000 shares of Company stock at an exercise price equal to the fair market value on the date of the grant (the "Options"). The Options shall vest ratably at the rate of 10% every six months over the five-year period following the date of hire; provided, however, that as of: (a) the date of an initial underwritten public offering of Company's common stock pursuant to which shares of Company's Preferred Stock shall automatically convert into shares of Common Stock in accordance with Article V, Section 5.2(B)(4)(b) of Company's Articles of Incorporation ("IPO"), or (b) the date of a Change of Control Termination, as defined in Section 6.1.2 below, the lesser of: (i) 24,000 unvested Options or (ii) the entire remaining unvested Options held by Executive as of the date of the IPO or Change of Control Termination, shall vest and become immediately exercisable. The Options shall be subject to the terms and conditions of the Cascade Microtech, Inc. 1993 Stock Incentive Plan.

         3.5 EXECUTIVE BENEFIT PLANS. Executive shall have the right to enroll and participate in any of Company's employee benefit plans from time to time established by Company for the benefit of its executives generally. The cost to Executive for these plans shall be consistent with the terms of the plans. Such benefits may be modified or eliminated at Company's discretion, without compensation to Executive.

         3.6 BUSINESS EXPENSES. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed by Company.

                                   ARTICLE 4.
                                   TERMINATION

         4.1 TERMINATION. This Article 4 governs termination of this Agreement at any time during the term of the Agreement; provided, however, that this Article shall not govern a "Change of Control Termination" as defined in
Article 6, which is governed by the provisions of Article 6.

         4.2 TERMINATION FOR CAUSE. Company may terminate this Agreement and Executive's employment immediately for "Cause" as that term is defined herein, upon written notice to Executive.


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                  4.2.1    DEFINITION OF CAUSE. "Cause" means any one of the
following by Executive: (a) fraud, (b) misrepresentation, (c) theft or embezzlement of Company assets, (d) intentional violations of law involving moral turpitude, (e) the continued failure to satisfactorily perform his duties as reasonably assigned to Executive pursuant to Section 2.2 of this Agreement for a period of thirty (30) days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged Executive has not satisfactorily performed such duties, or (f) any material breach of this Agreement.

                  4.2.2 PAYMENT UPON TERMINATION FOR CAUSE. In the event of termination for Cause pursuant to this Section 4.2, Executive shall be paid his Base Salary through the date of termination specified in any notice of termination. Executive will not be entitled to any bonuses or incentives which are not earned and payable at the time of the termination and will not be entitled to any severance pay or benefits continuation or any other compensation of any kind.

         4.3 TERMINATION WITHOUT CAUSE. Either Executive or Company may terminate this Agreement and Executive's employment without Cause by providing at least two weeks written notice; provided, however, that Company shall have the option of making termination of the Agreement and termination of Executive's employment effective immediately upon notice, in which case Executive shall be paid his Base Salary through a notice period of two weeks. This Section 4.3 shall not be applicable where Cause for termination exists.

                  4.3.1 BY COMPANY. If the notice of termination is given by Company, upon Executive's execution and delivery to Company of a full release of all claims satisfactory to Company, Company shall:

                           4.3.1.1  pay Executive an amount equal to one year's
Base Salary payable at Company's sole discretion in either a lump sum or in approximately equal installments over a period of 12 months following Executive's termination; and,

                           4.3.1.2  reimburse Executive for the premiums
Executive pays to maintain group health coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") until the earlier of: (i) 12 months following termination or (ii) the date Executive is no longer eligible for COBRA continuation coverage, and, provided Executive is eligible for and properly elects continuation of such coverage.

                           4.3.1.3  reimburse Executive for the reasonable and
necessary expenses of executive outplacement assistance until the earlier of:
(i) 12 months following the date of termination or (ii) the date Executive secures full time employment; provided, however, in no event shall such total reimbursements exceed $23,000.

                  4.3.2 BY EXECUTIVE. If the notice of termination is given by Executive, Company shall pay Executive his Base Salary through the date of termination, subject to termination for


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Cause in the interim. Company shall have no obligation to pay Executive a pro-rata portion of any bonus or incentive or severance pay or any other compensation of any kind.

         4.4 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement and Executive's employment shall terminate immediately in the event of death and may be terminated in the event of Disability. In the event of termination due to death or Disability, Executive shall be entitled to receive his Base Salary until the date of termination and shall be entitled to no further severance or bonus compensation or benefits of any kind under this Agreement.

         4.5 ENTIRE TERMINATION PAYMENT. The compensation provided for in this Article 4 shall constitute Executive's sole remedy for termination pursuant to this Article.

                                   ARTICLE 5.
                                CHANGE OF CONTROL

         5.1 DEFINITIONS. For purposes of this Article 6, the following definitions shall be applied:

                  5.1.1 "CHANGE OF CONTROL" shall mean (a) a consolidation or merger of Company with or into another Company or other entity or person (excluding any merger effected exclusively for the purpose of changing Company's state of domicile), or any other corporate reorganization or other transaction or series of related transactions by Company, in any such case, in which more than 50 percent of the voting power of Company is transferred, or (b) a sale, conveyance or disposition of all or substantially all of the assets of Company.

                  5.1.2 "CHANGE OF CONTROL TERMINATION" shall mean, with respect to Executive, any of the following events occurring within twelve months after the earliest Change of Control event:

                           6.1.2.1  Termination of Executive's employment by
Company for any reason other than death, disability, or for Cause, as Cause is defined in Section 4.2 of this Agreement.

                           6.1.2.2  Termination of employment with Company by
Executive pursuant to Section 6.2 of this Article 6.

                  6.1.3 "GOOD REASON" shall mean that any one or more of the following events has occurred without Executive's express written consent, after a Change of Control, and Company's failure to correct such occurrence for a period of thirty (30) days following Executive's written notice to Company identifying the event alleged to provide Good Reason and stating Executive's intent to invoke Section 6.2 of this Article 6.


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                           6.1.3.1  A change in Executive's titles or offices as
in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive's responsibility or authority;

                           6.1.3.3  A requirement by Company that Executive be
based anywhere other than within twenty-five (25) miles of Executive's job location at the time of the Change of Control;

                           6.1.3.4  Unless applicable to all executives of
Company: (i) a material diminishment of Executive's Base Salary, pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement and/or any membership (collectively, "Benefit Plans"), in which Executive is participating immediately prior to a Change of Control; or (ii) the taking of any action by Company that would materially adversely affect Executive's participation or materially reduce Executive's benefits under any Benefit Plans or Benefit Plan;

         5.2 CHANGE OF CONTROL TERMINATION RIGHT. For a period of twelve months following a Change of Control, Executive shall have the right to terminate employment with Company for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to Company of Executive's decision to terminate.

         5.3 CHANGE OF CONTROL TERMINATION PAYMENT. In the event of a Change of Control Termination as defined in Section 6.1.2 and upon Executive's execution and delivery to Company of a full release of all claims satisfactory to Company the following shall occur:

                  6.3.1 SEVERANCE PAY. Within thirty (30) days of Executive's termination, Company shall pay Executive an amount equal to one year's Base Salary payable at Company's sole discretion in either a lump sum or in approximately equal installments over a period of 12 months following Executive's termination; and,

                  6.3.2 COBRA CONTINUATION. Company shall reimburse Executive for the premiums Executive pays to maintain group health coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") until the earlier of: (i) 12 months following termination or (ii) the date Executive is no longer eligible for COBRA continuation coverage, and, provided Executive is eligible for and properly elects continuation of such coverage.

                  6.3.3 OPTION ACCELERATION. As of the date of the Change in Control Termination, the lesser of: (i) 24,000 unvested Options held by Executive or (ii) the entire remaining unvested Options held by Executive, shall vest and become immediately exercisable.

                  6.3.4 OUTPLACEMENT. Company shall reimburse Executive for the reasonable and necessary expenses of executive outplacement assistance until the earlier of: (i) 12 months


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following the date of termination or (ii) the date Executive secures full time employment; provided, however, in no event shall such total reimbursements exceed $23,000.

                                   ARTICLE 6.
                               GENERAL PROVISIONS

         6.1 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

         6.2 CAPTION. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         6.3 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

         6.4 MEDIATION. In case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 7.5 they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential non-binding mediation. Each party shall bear one-half (1/2) of the mediator's fees and expenses and shall pay all of its own attorneys' fees and expenses related to the mediation.

         6.5 ARBITRATION. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Executive's employment with Company or termination of employment shall be submitted to final and binding arbitration. Such arbitration is to be before a single arbitrator in Portland, Oregon. In the event the parties are unable to agree upon an arbitrator, an arbitrator shall be appointed by the court pursuant to ORS 36.320. The arbitration shall be conducted pursuant to the American Arbitration Association ("AAA") Employment Dispute Resolution Rules. Executive and Company agree that, except as provided in Section 7.6 below, the procedures outlined in Section 7.4 and 7.5 are the exclusive method of dispute resolution.

         6.6 CONSENT TO INJUNCTION. Executive agrees that Company will or would suffer an irreparable injury if Executive were to violate the provisions of Article 5 hereto and that Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Executive stipulates to the entering of such injunctive relief.


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         6.7      ATTORNEY FEES. If any action at law, in equity or by
arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal.

         6.8 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         6.9 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

         6.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, and shall be binding upon Executive, his administrators, executors, legatees, and heirs, In that this Agreement is a personal services contract, it shall not be assigned by Executive.

         6.11 MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

         6.12 ENTIRE AGREEMENT. This Agreement together with the Executive Invention and Confidentiality Agreement executed contemporaneously herewith constitute(s) the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior employment agreements or understandings of the parties hereto; provided, however, that the Executive Invention and Confidentiality Agreement continues in full force and effect according to its terms.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                                   CASCADE MICROTECH, INC.

    /s/ Craig M. Swanson                       /s/ Eric W. Strid
-------------------------------------       ------------------------------------
Craig M. Swanson                            Eric W. Strid
                                            CEO / Chairman


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